Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182385, 333-204343, 333-211766, 333-220865, 333-220872, and 333-228792 on Form S-8, Registration Statement No. 333-216636 on Form S-4, and Registration Statement No. 333-180116 on Form S-3 of our reports dated February 25, 2020, relating to the financial statements of Caesars Entertainment Corporation and the effectiveness of Caesars Entertainment Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 25, 2020